Exhibit 10.11

Agreement Regarding Share Acquisition and Retention

THIS AGREEMENT REGARDING SHARE ACQUISITION AND RETENTION (this “Agreement”) is made of the 1st day of January, 2018, by and between Michael L. Falcone (“Employee”) and MMA Capital Management Inc. (“Employer” or “Company”).

WHEREAS, Employer is engaged in a transaction with Hunt Companies, Inc. and its Affiliates (“Hunt”) whereby management of the Company will be transferred to Hunt and Employee’s Employment Agreement with Employer will be assumed by Hunt; and

WHEREAS, as part of its evaluation of the transaction, the Board of Directors (“Board”) of the Company has determined that it would beneficial to the Company for the Employee to acquire additional shares in the Company and to agree to maintain certain shareholdings; and

WHEREAS, Employee desires for the transaction to proceed and has an economic interest in the success of the transaction and is therefore willing to agree to the share acquisition and retention herein after set forth.

NOW, THEREFORE, in consideration of the foregoing and the benefits to each party of the transaction, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Share Acquisition. Employee agrees to spend an amount equal to thirty percent (30%) of Employee’s 2017 bonus, payable in 2018, to purchase shares of the Company on the open market. Employee may purchase such shares in open market transactions or through a 10b5-1 Plan reasonably designed to acquire the required number of shares no later than December 31, 2018, subject to open trading windows and the availability of shares on the open market.

2.            Share Retention.

(a)          Employee agrees to retain 100% of (i) the shares currently owned by Employee, (ii) the shares acquired under Section 1, and (iii) the shares into which options owned by Employee are convertible, in each case, through December 31, 2018, subject, however, to the following. If Employee elects to exercise his options through a “cashless exercise”, Employee’s retained share requirement shall be reduced by that number of option shares retained by the Company in order to enable the cashless purchase of the Employee’s option shares and the withholding by the Company of the income taxes associated with such purchase.

(b)          After December 31, 2018, Employee agrees not to sell that number of shares which would result in Employee’s total share ownership having a market value at the time of sale less than five (5) times Employee’s base compensation. This Section 2(b) shall not apply if Employee is no longer employed by either Employer or Hunt.

(c)          The number of shares required to be retained at any given time under this Section 2 is herein referred to as the “Employee Retention Requirement”.

(d)          Employee shall be permitted solely for estate planning purposes to transfer shares otherwise required to be held under paragraphs (a) and (b) to trusts and similar entities whose sole beneficiaries are Employee, Employee’s spouse, siblings, parents and lineal descendants (“Estate Planning Vehicles”), subject, however, to such transferees agreeing in writing to continue to meet the Employee Retention Requirement with respect to any shares transferred to them.

3.            Remedies. The parties agree that Employer’s damages would be difficult to ascertain and that, given the Company’s historically low trading volume, there could be disruption in the trading of the Company’s shares on the NASDAQ if Employee were to violate the Employee Retention Requirement or the Disposition Limitation. Accordingly, Employee agrees that Employer may seek equitable relief enjoining Employee or any Estate Planning Vehicle from selling shares in violation of the Employee Retention Requirement or the Disposition Limitation and ordering Employee or any Estate Planning Vehicle to repurchase any shares sold in violation of the Employee Retention Requirement. Employee agrees to reimburse Employer for all costs and expenses, including reasonable attorneys’ fees, incurred in connection with enforcing its remedies under this Section.

4.            Miscellaneous.

(a)          This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No person not a party hereto shall have any rights hereunder, it being agreed that there shall be no third party beneficiaries.

(b)          This Agreement may be amended only by a written amendment signed by the party against whom enforcement of such amendment is sought.

(c)          The recitals to this Agreement are incorporated herein as a substantive part of this Agreement.

(d)          Each party agrees to execute and deliver any other documents or instruments reasonably necessary to effectuate the purposes of this Agreement.

(e)          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The parties agree that signature pages may be delivered by pdf or similar electronic transmission with the same force and effect as delivery of an original.

(f)          This Agreement constitutes the complete agreement of the parties as to the subject matter hereof and supersedes any other agreements or understandings, oral or written.

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(g)          This Agreement is severable so that if any provision shall be found invalid or unenforceable, the remainder of this Agreement shall nonetheless be enforced so as to give maximum effect to the intent of the parties.

(h)          Any and all notices, demands or other communications required or desired to be given hereunder shall be in writing and shall be deemed to have been duly given or made (i) when delivered by hand, (ii) three business days after being deposited in the United States mail, certified and postage prepaid, (iii) one business day following timely delivery to a nationally recognized overnight courier, or (iv) in the case of facsimile, when sent and confirmed by machine-generated confirmation of transmission, addressed in each case, as follows:

If to Employer:	MMA Capital Management, LLC
c/o Charlesmead Advisors, LLC
800 North Charles St., Suite #201
Baltimore, Maryland 21201
Attn: Francis X. Gallagher, Jr.
Fax: (410) 702-4280

with a copy to:	Gallagher Evelius & Jones LLP
218 N. Charles Street, Suite 400
Baltimore, Maryland 21201
Attn: Stephen A. Goldberg, Esquire
Fax: (410) 468-2786

If to Employee:	Michael L. Falcone
3600 O'Donnell Street, Suite 600
Baltimore, Maryland 21224
Fax: (443) 263-2981

(i)          This Agreement was freely negotiated by the parties and shall not be construed against any party on the grounds that such party was the drafter thereof.

(j)          This Agreement shall be construed under the internal laws of the State of Maryland determined without reference to principles of conflicts of law.

(k)          Time is of the essence as to every covenant and agreement which is to be performed by a specified time or date.

(Signatures appear on following page)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement as of the date herein first above written.

EMPLOYER:

MMA CAPITAL MANAGEMENT, INC.

By:	/s/ David Bjarnason
	Name:	David Bjarnason
	Title:	Chief Financial Officer and EVP

EMPLOYEE:

/s/ Michael L Falcone
Michael L. Falcone

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